                                                                      Exhibit 11


                         BECTON, DICKINSON AND COMPANY
                       COMPUTATION OF EARNINGS PER SHARE
               (All amounts in thousands, except per share data)



                                                            Three Months Ended
                                                                December 31,
   PRIMARY EARNINGS PER SHARE                              1995              1994
   --------------------------                              ----              ----
     Net income                                         $   44,522      $   33,544
     Less preferred stock dividends                           (882)           (909)
                                                        ----------      ----------
     Net income applicable to common stock              $   43,640      $   32,635
                                                        ==========      ==========

   Shares:
     Average shares outstanding                             64,503          68,689
     Add dilutive stock equivalents from stock plans         2,840           1,722
                                                        ----------      ----------
     Weighted average number of common and common
      equivalent shares outstanding during the year         67,343          70,411
                                                        ==========      ==========


   Earnings per share                                   $      .65      $      .46
                                                        ==========      ==========

   FULLY DILUTED EARNINGS PER SHARE
   --------------------------------

     Net income applicable to common stock              $   43,640      $   32,635
     Add preferred stock dividends
        using the "if converted" method                        882             909
     Less additional ESOP contribution, using
        the "if converted" method                             (326)           (359)
                                                        ----------      ----------

     Net income for fully diluted earnings per share    $   44,196      $   33,185
                                                        ==========      ==========
   Shares:
     Average shares outstanding                             64,503          68,689
     Add:
       Dilutive stock equivalents from stock plans           3,131           1,763
       Shares issuable upon conversion
           of preferred stock                                1,472           1,517
                                                        ----------      ----------
     Weighted average number of common shares used
      in calculating fully diluted earnings per share       69,106          71,969
                                                        ==========      ==========

   Fully diluted earnings per share                     $      .64      $      .46
                                                        ==========      ==========




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